Exhibit 10.1
EXECUTIVE TRANSITION AGREEMENT
THIS EXECUTIVE TRANSITION AGREEMENT (this “Agreement”) by and between KADANT INC., a Delaware corporation (the “Company”), and Thomas M. O’Brien (the “Executive”) is made as of September 15, 2014.
WHEREAS, the Company and the Executive desire to provide for an orderly transition to the Executive’s successor as Chief Financial Officer (“CFO”), to provide an incentive for the Executive to stay an employee through the transition period and to obtain certain assurances and cooperation of the Executive post-employment; and
WHEREAS, in connection with the foregoing, the Company and the Executive wish to set forth the terms of such transition in this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:
1.    Employment.
1.1    Except as hereinafter otherwise provided, the Company shall employ the Executive on a full-time basis as an Executive Vice President of the Company through June 30, 2015, at which date his employment will end unless it is sooner terminated as provided herein (such date when employment ends shall be referred to as the “Separation Date”)). In addition during his employment, the Executive shall hold the title of CFO of the Company through a date to be determined by the Chief Executive Officer of the Company (“CEO”) in his sole discretion by written notice to the Executive, which date shall be no later than June 30, 2015 (the “CFO Transition Date”).
1.2    In addition to carrying out the regular duties of his positions, the Executive shall work under the direction of and on such matters as may be reasonably assigned to him by the CEO. Such duties may include, but shall not be limited to, the advancement of the business and interests of the Company, providing for an orderly transition of the financial reporting and financial operations of the Company to a successor CFO, consulting with the CEO or successor CFO as requested on financial matters related to the Company, meeting with investor groups and the Company’s investors as requested by the CEO, and undertaking special assignments agreed to between the Executive and the CEO.
1.3    The Executive agrees that, during his employment, he shall, to the best of his ability, perform his duties, and shall not engage in any business, profession or occupation which would conflict with the rendering of the agreed upon services, either directly or indirectly, without the prior approval of the CEO. Nothing in this Section 1.3 shall prevent the Executive from serving on the boards of director or other advisory bodies, and no approval is required for such service after the CFO Transition Date, provided that the Executive complies with Section 3 of this Agreement.
2.    Compensation. During the period of his employment by the Company under this Agreement and for the covenants and obligations of the Executive contained herein, the Executive shall be compensated as follows:
2.1    Except as provided in Section 2.6, (a) during the period commencing on the date of this Agreement and through January 3, 2015, the Executive shall continue to be paid a base salary at his current annual rate of $343,000 and (b) during the period commencing on the January 4, 2015 through the Separation Date, the Executive shall be paid a base salary at an annual rate at least equal to his current annual rate of $343,000, as increased by the Compensation Committee of the Board of Directors (“Compensation Committee”) in its sole discretion in accordance with its regular executive compensation review conducted in March 2015. (The base salary determined under this Section 2.1 shall be referred to hereafter at the “Base Salary.”)
2.2    The Executive shall be eligible to participate in the Company’s Cash Incentive Plan and the actual bonus earned shall be determined and calculated in accordance with the compensation practices of the Company determined as follows:
(a)    for the fiscal year ending January 3, 2015 (such period referred to as the “2014 Fiscal Year”), based on his current target or reference bonus of $232,000; and
(b)    for the fiscal year ending January 2, 2016 (such period referred to as the “2015 Fiscal Year”), based on a target or reference bonus at least equal to his current target or reference bonus of $232,000, as increased by the Compensation Committee in its sole discretion in accordance with its regular executive compensation review conducted in March 2015, with the bonus for the 2015 Fiscal Year prorated through the Separation Date (and not payable if the Executive ceases to be employed before June 30, 2015 other than on a termination that satisfies Section 4.5 below).
Any bonus payable to the Executive under the Cash Incentive Plan shall be determined and paid in accordance with the terms of the Cash Incentive Plan in the same manner and at the same time as other executive officers of the Company, but in no event later than March 15 of the fiscal year following the fiscal year for which the bonus is payable.
2.3    The Compensation Committee has approved revisions to the Executive’s outstanding restricted stock unit awards to provide that any amounts that would otherwise vest after March 10, 2015 (if employment continued) shall be fully vested and result in a distribution of the shares of Company common stock underlying such restricted stock unit awards on March 10, 2016 (the “Distribution Date”) provided that the Executive has remained an employee of the Company until June 30, 2015 or his termination otherwise satisfies Section 4.1(e) below. The Compensation Committee has approved revisions to the Executive’s outstanding stock options to provide that any amounts that have not previously vested prior to the Separation Date shall vest in full on the Separation Date, provided that the Executive has remained an employee of the Company until June 30, 2015 or his termination otherwise satisfies Section 4.1(e) below (subject in either case to the release conditions herein). For the avoidance of doubt, the termination of the Executive’s employment with the Company on the Separation Date qualifies as a “retirement” under his stock option award agreements, which status provides that the optionee may exercise vested stock options for up to two years after such retirement event. For other purposes, the Executive’s restricted stock unit awards shall continue to be governed by the terms of the applicable plans and agreements through the Distribution Date, and his stock options will continue to be governed by the terms of the applicable plans and agreements while the options remain outstanding. In addition, the Executive acknowledges and agrees that, in the event that the Compensation Committee grants restricted stock unit awards to executive officers in March 2015, any such award granted to the Executive shall be equal in value to 1/3 the comparable value of restricted stock unit awards as determined in accordance with the past practice of the Compensation Committee for the position of CFO of the Company. Any such restricted stock unit awards granted in March 2015 shall be time-based and the underlying shares shall be distributable on the Distribution Date.
2.4    The Executive shall be reimbursed for any and all monies expended by him in connection with his employment for reasonable and necessary expenses on behalf of the Company in accordance with the policies of the Company then in effect.
2.5    The Executive shall (a) be eligible to participate in the Company’s executive and employee benefit plans and arrangements that are offered to executive officers and employees of the Company (including, without limitation, retirement, supplemental executive retirement plan (“SERP”), medical insurance, dental insurance, life insurance and disability benefits), to the extent he remains eligible to do so under the terms of such plans and to the extent that the Company continues such plans for its executive officers and employees, (b) continue to accrue vacation through the Separation Date (which shall accrue in accordance with the Company’s vacation policy), and (c) continue to receive the same perquisites that are generally provided to other executive officers of the Company, subject to the provisions of this Agreement.
2.6    If, because of adverse business conditions or for other reasons, the Company at any time puts into effect salary reductions applicable to all executive officers of the Company generally, the salary payments required to be made under this Agreement to the Executive during any period in which such general reduction is in effect may be reduced by the same percentage as is applicable to all executive officers of the Company generally. Any benefits made available to the Executive which are related to Base Salary shall also be reduced in accordance with any salary reduction.
2.7    Through the Assistance and Compliance Period (as defined below), the Executive shall comply with all of the Company’s policies and procedures in effect at such time in connection with the maintenance of the Company’s property. He shall return his company car no later than the Separation Date but may retain his laptop and other personal computing devices and files and other documents for the remainder of the Assistance and Compliance Period.
2.8    The Executive acknowledges that he has received notice from the Company that his Amended and Restated Executive Retention Agreement, dated as of December 9, 2008 (the “Executive Retention Agreement”) will not be renewed and agrees that it will cease to be applicable to him as of the close of business on December 31, 2014.
3.    Restrictive Covenants.
3.1    During the period of the Executive’s employment with the Company and for a period of two years following the Separation Date, the Executive shall not, directly or indirectly, own, manage, control, operate, be employed by, participate in or be connected with the ownership, management, operation or control of any business which competes with the Company or any of its affiliated companies; provided, however, that the foregoing shall not apply to ownership of less than 5% of the outstanding stock of a publicly held corporation, which ownership is disclosed to the CEO, nor shall it apply to any other relationship which is disclosed to and approved by the CEO.
3.2    During the period of the Executive’s employment with the Company and for a period of two years following the Separation Date, the Executive shall not, either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or business partners of the Company that were contacted, solicited or served by the Company during the 12-month period prior to the Separation Date.
3.3    During the period of the Executive’s employment with the Company and for a period of two years following the Separation Date, the Executive shall not, either alone or in association with others, (a) solicit, induce or attempt to induce any employee of the Company to terminate his or her employment with the Company or (b) hire, recruit or attempt to hire any person who was employed by the Company at any time during the term of the Executive’s employment with the Company, provided that this clause (b) shall not apply to the recruitment or hiring of any individual whose employment with the Company has been terminated for a period of six months or longer.
3.4    During the period of the Executive’s employment with the Company and thereafter, the Executive shall not, without the written consent of the Company, utilize or disclose to others any proprietary or confidential information of any type or description, which terminology shall be construed to mean any information developed or identified by the Company that is intended to give it an advantage over its competitors or that could give a competitor an advantage if obtained by it, unless and until such confidential information has become public knowledge through no fault of the Executive. Such information includes, but is not limited to, product or process design, specifications, manufacturing methods, financial or statistical information about the Company, marketing or sales information about the Company, sources of supply, lists of customers and the Company’s plans, strategies and contemplated actions. The Executive shall not disclose any proprietary or confidential information to others outside the Company or use the same for any unauthorized purposes without written approval by an executive officer of the Company, either during or at any time after employment, unless and until such proprietary or confidential information has become public knowledge without fault by the Executive.
3.5    During the period of the Executive’s employment by the Company and for a period of two years following the Separation Date, the Executive shall not in any way whatsoever aid or assist any party seeking to cause, initiate or effect a Change in Control of the Company without the prior approval of the Board of Directors.
4.    Termination.
4.1    Except for the covenants set forth in Section 3, which covenants shall remain in effect for the periods stated therein, and subject to the satisfaction of the provisions of this Agreement that require payments or the provision of benefits after the termination of this Agreement, this Agreement and his employment shall terminate on the earliest of the following events:
(a)    on the effective date set forth in any resignation submitted by the Executive and accepted by the Company, or if no effective date is agreed upon, the date of receipt of such letter;
(b)    upon the death of the Executive;
(c)    at the election of the Company, upon the Disability of the Executive. For purposes of this Agreement, “Disability” shall mean the Executive’s absence from the performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative;
(d)    upon the termination of the Executive by the Company for Cause. For purposes of this Agreement, “Cause” shall mean the Executive’s failure to substantially perform his obligations under this Agreement, or the Executive’s willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company, provided that no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company; or
(e)    on June 30, 2015, provided the Executive has remained an employee through such date, or upon other termination of the Executive by the Company without Cause on or after January 1, 2015 and before June 30, 2015.
4.2    Except as otherwise expressly provided herein, upon the termination of this Agreement, all of the Company’s obligations under this Agreement (except for obligations that by their terms require payment after the termination of this Agreement), including, without limitation, making payments to the Executive, shall immediately cease and terminate.
4.3    Notwithstanding the foregoing, in the event of the termination of this Agreement pursuant to Section 4.1(a) or (d), the Company shall pay to the Executive, in a lump sum in cash within 30 days after the Separation Date, an amount equal to the sum of (a) the Executive’s previously unpaid Base Salary through the Separation Date, (b) the Executive’s annual bonus payable (including any bonus or portion thereof which has been earned but deferred) to the Executive for the most recently completed fiscal year (if such bonus has not yet been paid); provided that, notwithstanding the foregoing, such annual bonus need not be paid within the 30-day period as long as such annual bonus is paid at the same time as to other executive officers of the Company and not later than March 15 of the fiscal year following the fiscal year for which the bonus is payable, and (c) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) (but not to the extent that payment on such timing would be an impermissible acceleration under Section 409A, as defined below) and any accrued vacation pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (a), (b) and (c) shall be hereinafter referred to as the “Accrued Obligations”).
4.4    Notwithstanding the foregoing, in the event of the termination of this Agreement pursuant to Section 4.1(b) or (c), the Company shall (a) pay to the Executive (or the Executive’s estate, if applicable), in a lump sum in cash within 30 days after the Separation Date (or such other date as is required by applicable law, including Section 409A), the Accrued Obligations and (b) pay to the Executive (or the Executive’s estate, if applicable), in a lump sum in cash within 30 days after the Separation Date, an amount equal to the product of (i) the Executive’s target or reference bonus for the fiscal year in which this Agreement is terminated and (ii) a fraction, the numerator of which is the number of days in the current fiscal year through the Separation Date, and the denominator of which is 365 (the “Pro-Rated Bonus”).
4.5    The terms of this Section 4.5 are intended to provide an incentive in the form of a stay bonus and related benefits for the Executive to remain employed until June 30, 2015 or upon the earlier termination by the Company under Section 4.1(e) and to provide post-employment assistance as provided in Section 6 with respect to the transitioning of his responsibilities. Continued payments are further conditioned on the Executive’s compliance with Sections 3 and 6. Notwithstanding Section 4.2, in the event of the termination of this Agreement pursuant to Section 4.1(e) on or after January 1, 2015 and, except as to clause (a) below, contingent upon the effectiveness of the Release (as defined below), the Company shall:
(a)    pay to the Executive, in a lump sum in cash within 30 days after the Separation Date (or as is required by applicable law, including Section 409A), the Accrued Obligations, which payments shall be the only elements due to the Executive under this Section 4.5 if his employment ends before January 1, 2015;
(b)    in the event the Separation Date is before June 30, 2015, pay to the Executive a sum equal to (i) the Base Salary that the Executive would have received pursuant to this Agreement had the Executive remained an employee from the Separation Date through June 30, 2015; (ii) the maximum 401(k) plan matching contribution payable by the Company prorated for the period from the Separation Date through June 30, 2015 (to the extent not otherwise paid or provided); (iii) the present value of the incremental benefit (as determined by the Company’s plan actuaries) to the Executive under the Company’s defined benefit plan and SERP, in each case that the Executive would have received under such plans had the Executive continued to be a participant in such plans for the period from the Separation Date through June 30, 2015; and (iv) an amount equal to the executive perquisites payable or provided to the Executive (to the extent not otherwise paid or provided) prorated for the period from the Separation Date through June 30, 2015, including but not limited to the executive car allowance, medical reimbursement program or other benefits being provided to the Executive as of the Separation Date; provided that such sum shall be paid in equal monthly installments from the Separation Date through June 30, 2015 in accordance with the Company’s normal payroll processing (payments will be suspended upon the Separation Date until the first payroll beginning after the irrevocability of the Release (or such later date as required by the last paragraph of this Section 4.5), with any suspended payments added to the first payroll;
(c)    pay to the Executive a monthly cash payment of $40,000 for nine months beginning July 2015 to be paid on the first payroll of each month in accordance with the Company’s normal payroll processing;
(d)    pay to the Executive the Executive’s actual bonus for the 2015 Fiscal Year, paid as in the last sentence of Section 2.2 but without proration (but net of any amount paid under Section 2.2);
(e)    provided he timely elects and remains eligible for benefits continuation pursuant to the federal “COBRA” laws, payment by the Company of COBRA premiums for dual family coverage under the group health and dental insurance coverage (less his portion of the premiums he would have paid as an active employee, which shall be deducted from the sum payable under Section 4.5(c)) for a period from the Separation Date to June 30, 2016 (with any later COBRA coverage being at his expense), provided that any such payments and related coverage shall be discontinued in the event that he ceases to be eligible for or to elect such COBRA coverage during such period. Such payments by the Company (but not eligible coverage at the Executive’s expense) will cease if future regulations or legislation causes the Company to conclude such payments are reasonably likely to result in any tax liability to the Company; provided that the Company will reimburse the Executive for his own payments under this sentence (less the portion he would have paid as an active employee) if the Company cannot pay them directly and if permitted under applicable law without tax liability to the Company. The Executive must repay promptly to the Company any premiums paid under this subsection if he does not comply with the final paragraph of this Section 4.5 within the time period specified and no premiums will be paid after the deadline for such compliance if he has not so complied;
(f)    cause each of the Executive’s outstanding restricted stock unit awards that would have vested on or after March 10, 2015 to vest on the Separation Date and be distributed on the dates provided in such awards as amended by Section 2.3 of this Agreement (and with respect to performance-based restricted stock units, if the Separation Date occurs prior to the measurement date for such awards, the Executive agrees that such performance-based restricted stock units awards will be measured and adjusted to the same extent as if the Executive had remained an employee of the Company through the measurement date to determine the number of shares deliverable on the Distribution Date), provided that no shares will be issued under such restricted stock unit awards that would have vested on or after March 10, 2015 pursuant to this subsection unless the Executive complies with the final paragraph of this Section 4.5 within the time period specified and such restricted stock unit awards shall immediately expire if the Executive does not comply with the final paragraph of this Section 4.5 within the time period specified; and
(g)    cause each of the Executive’s outstanding stock option awards to become immediately vested on the Separation Date to the extent that such stock option awards have not previously vested. The Executive agrees not to and is not permitted to exercise any incrementally vested stock option shares unless and until the Release referred to in the final paragraph of this Section 4.5 becomes irrevocable and such incrementally vested portions shall immediately expire if the Executive does not comply with the final paragraph of this Section 4.5 within the time period specified.
The provision to the Executive of the benefits provided by clauses (b) through (g) of this Section 4.5 shall be contingent upon the execution by the Executive of a release (the “Release”) in a reasonable form provided by the Company (within five business days following the Separation Date) and the Release’s becoming irrevocable no later than 60 days (or such shorter period as the Company specifies) after the Separation Date, and the Executive must repay promptly to the Company any payments made pursuant to clauses (b) through (g) if he does not comply with the final paragraph of this Section 4.5 within the time period specified. Payments contingent on the Release shall be paid no earlier than the first business day of the calendar year following the year of termination of employment if the 60 day period ends in such subsequent year.
5.    Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for by this Agreement by seeking other employment or otherwise. Further the amount of any payment or benefits provided for in this Agreement shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.
6.    Post-Employment Assistance; Cooperation. On and after the Separation Date, the Executive agrees to cooperate with the Company in providing reasonable assistance as requested by the Company with respect to the transitioning of his work, and that he will be available to the Company for these purposes or any other purposes reasonably requested by the Company through June 30, 2016 (the “Assistance and Compliance Period”). This assistance (the “Post-Employment Assistance”) is expected to include availability to answer questions regarding the operation of the Company and, if necessary, to attend meetings. The time commitment for this purpose will be limited to less than 20% of the average level of bona fide services the Executive performed over the 36 months preceding the Separation Date, with no extra compensation. The Company shall, to the extent practicable, provide the Executive with advance (via email and/or phone) notice of any assistance it requires from him during the Assistance and Compliance Period and shall endeavor to reasonably accommodate his personal and potential new employment schedule in requesting such assistance. In addition, if practical, the Executive may offer his assistance during non-business hours (evenings and weekends) and doing so would not be a violation of this Section 6.
In addition, the Executive agrees to cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions in existence when his employment ends or that may be brought in the future against or on behalf of the Company by any third party against the Company or by the Company against any third party. The Executive also agrees that his full cooperation in connection with such claims or actions will include being available to meet with the Company’s counsel to prepare for discovery, any mediation, arbitration, trial, administrative hearing or other proceeding, and to act as a witness when requested by the Company at reasonable times and locations designated by the Company. Moreover, unless otherwise prohibited by law, the Executive agrees to notify the General Counsel of the Company at One Technology Park Drive, Westford, Massachusetts 01886, if he is asked by any person, entity or agency to assist, testify or provide information in any such proceeding or investigation. Such notice shall be in writing and sent by overnight mail to the General Counsel within two business days of the time the Executive receives the request for assistance, testimony or information. If the Executive is not legally permitted to provide such notice, the Executive agrees that he will request that the person, entity or agency seeking assistance, testimony or information provide notice consistent with this Section 6.
7.    Payments Subject to Section 409A. Subject to the provisions in this Section 6, any severance payments or benefits under this Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of the Executive’s employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under this Agreement:
7.1    It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
7.2    If, as of the date of Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.
7.3    If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:
(a)    Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation §1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the fifteenth day of the third month following the end of the Executive’s tax year in which the separation from service occurs and the fifteenth day of the third month following the end of the Company’s tax year in which the separation from service occurs; and
(b)    Each installment of the severance payments and benefits due under this Agreement that is not described in Section 7.3(a) and that would, absent this Section 7.3(b), be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation §1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation §1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs.
7.4    The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation §1.409A-1(h). Solely for purposes of this Section 7.4, the “Company” shall include all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.
7.5    All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (a) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (c) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (d) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
7.6    This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A and do not satisfy an exemption from, or the conditions of, Section 409A.
8.    Disputes.
8.1    Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board of Directors shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
8.2    Expenses. Except with respect to any claim or contest regarding the validity or enforceability of, or liability under, Section 3, the Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which the Executive may reasonably incur as a result of any claim or contest (regardless of the outcome thereof) by the Company, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment or benefits pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.
9.    Successors.
9.1    Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.
9.2    Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or the Executive’s family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate. Neither the Executive nor, in the event of his death, the executors, personal representatives or administrators of the Executive’s estate, shall have the power to transfer, assign, mortgage or otherwise encumber in advance any of the payments provided for in this Agreement, nor shall any payments nor assets or funds of the Company be subject to seizure for the payment of any debts, judgments, liabilities, bankruptcy or other actions.
10.    Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (a) by registered or certified mail, return receipt requested, postage prepaid, or (b) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, Attention: CEO, at One Technology Park Drive, Westford, Massachusetts 01886 and to the Executive at the Executive’s principal residence as currently reflected on the Company’s records (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.
11.    Miscellaneous.
11.1    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
11.2    Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company or the Executive is likely to cause the other party substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company or the Executive, as applicable, shall have the right to specific performance and injunctive relief.
11.3    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.
11.4    Waivers. No waiver by the Company or the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the other party shall be deemed a waiver of that or any other provision at any subsequent time.
11.5    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.
11.6    Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.
11.7    Entire Agreement. Except with respect to the Executive Retention Agreement, which shall remain in full force and effect through December 31, 2014, and any non-disclosure or invention assignment agreement entered into between the Company and the Executive and the Executive’s equity compensation awards (as amended herein) and their related plans, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein, and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.
11.8    Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.
KADANT INC.
By: /s/ Jonathan W. Painter
Jonathan W. Painter
President and Chief Executive Officer
EXECUTIVE
/s/Thomas M. O’Brien
Thomas M. O’Brien

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